Exhibit 10.134

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 13, 2007 (the “Effective Date”), is made by and between Patrick Henry Corporate Center, LLC, a Virginia limited liability company (“Seller”), and KBS Capital Advisors LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

SECTION 1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to that certain parcel of land (the “Land”) located at 12350 Jefferson Avenue, Newport News, Virginia, being more particularly described on Exhibit A attached hereto and made a part hereof, together with all buildings, structures and improvements thereon (the “Improvements”), and certain personal property and intangible property, if any, owned by Seller and used in connection with Seller’s ownership and operation of the Land and Improvements (the “Personal Property”; the Land, the Improvements and the Personal Property, herein collectively called the “Property”).

SECTION 2.

PURCHASE PRICE

2.1 The purchase price for the Property shall be Eighteen Million Five Hundred Fifty Thousand Dollars ($18,550,000.00) (the “Purchase Price”), which shall be paid as follows:

(a) Within three (3) business days following the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with the Washington, D.C. office of Chicago Title Insurance Company (the “Escrow Agent” or the “Title Company”), the amount of Five Hundred Thousand Dollars ($500,000.00), which amount shall be held by the Escrow Agent in an interest bearing account. Such amount as shall have been deposited with the Escrow Agent pursuant to this Section 2.1, and all interest earned thereon are referred to herein collectively as the “Deposit.” The Deposit will be held pursuant to the provisions of this Agreement and subject thereto shall be paid to the Seller at Closing. At the same time as the delivery of the Deposit to the Escrow Agent, Purchaser shall deliver to the Escrow Agent, for immediate release to Seller an additional sum of $100.00 (the “Independent Consideration Amount”), which amount has been bargained for and agreed to as independent consideration for granting to Purchaser, in accordance with this Agreement, the right to purchase the Property and the Inspection Period. The Independent Consideration Amount is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

(b) The balance of the Purchase Price (i.e. the Purchase Price less the Deposit), plus or minus other adjustments required under this Agreement, shall be paid at Closing by wire transfer of funds in such amount in accordance with the written instructions delivered by Seller to Purchaser.

SECTION 3.

DELIVERIES, INSPECTION AND REPRESENTATIONS

3.1 Delivery Obligations. Prior to the Effective Date Purchaser has had access to the information more particularly described on Schedule 1-1 (the “Delivered Documents”). To the extent any of the Delivered Documents were not delivered or made available to Purchaser, Seller shall make the same available for Purchaser’s review and copying at Seller’s office in the District of Columbia or at the Property location.

Purchaser has informed Seller that Purchaser is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Seller shall during the Inspection Period deliver to Purchaser (i) the documents which are described on Schedule 1-2 attached hereto, to the extent in existence and in Seller’s possession (collectively, “Purchaser’s 3-14 Audit Documents”) and (ii) provide to Purchaser in written form, answers to such questions relating to the Property which are set forth in Schedule 1-2, to the extent such information is in existence and in Seller’s possession.

3.2 Inspection Period.

(a) Notwithstanding any provision of this Agreement to the contrary, this Agreement and the obligations of Purchaser hereunder are contingent upon Purchaser determining the suitability of the Property in Purchaser’s sole discretion. Purchaser shall have a period from the date hereof until 5:00 P.M. New York time on September 18, 2007 (the “Inspection Period”) to examine the Property. The examinations shall be conducted during business hours, from time to time, and subject to the rights of tenants, and shall not under any circumstances compromise or affect the structural integrity of the Property. Purchaser must obtain Seller’s prior written approval of the scope and method of any physically intrusive inspection, testing or investigation of the Property (other than a Phase I environmental inspection) including, but without limitation, any inspection which would involve taking subsurface borings or related investigations, and any inspection which would alter the physical condition of the Property. Seller and its representatives, agents, and/or contractors shall have the right to be present during any testing, investigation, or inspection of the Property. In no event shall Purchaser or any of its agents, representatives or independent contractors contact any tenant at the Property, or any governmental agencies having jurisdiction over the Property (except for a status of notices of violations, if any, and a confirmation of the zoning status of the Property and the existence of the certificates of occupancy or their equivalent), or Seller’s vendors directly without first notifying Seller and giving Seller the opportunity to be present during any discussions with any tenants or vendors. If prior to the expiration of the Inspection Period, Purchaser determines, in it sole discretion, that the Property is not suitable to Purchaser for any reason, then Purchaser may give written notice thereof (the “Termination Notice”) to Seller and the Escrow Agent prior to the close of business of the last day of the Inspection Period. If Purchaser timely advises Seller and the Escrow Agent that it elects not to proceed with this transaction, the Escrow Agent shall return to Purchaser the Deposit, and thereafter this Agreement shall be terminated and neither party shall have any further rights or obligations hereunder except for such obligations which are expressly stated herein to survive the Closing or the termination of this Agreement (the “Surviving Obligations”). TIME SHALL BE OF THE ESSENCE with respect to this Section 3.2(a), and if the Termination Notice shall not be timely given to the Seller and the Escrow Agent by the expiration of the Inspection Period, this Agreement shall remain in full force and effect in accordance with its terms. Purchaser agrees to deliver to Seller copies of all Reports (hereinafter defined), without representation or warranty, at the time the Termination Notice is given by Purchaser. The obligations to deliver the Reports shall survive the termination of this Agreement.

On or before the expiration of the Inspection Period, Purchaser may deliver written notice to Seller (the “Service Contracts Notice”) specifying any Service Contracts with respect to which Purchaser desires to have the Seller deliver notices of termination at the Closing (the “Terminated Contracts”); provided that (i) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contracts, (ii) if any such Service Contract cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract, and (iii) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Purchaser shall pay any cancellation fees or penalties. If Purchaser fails to deliver the Service Contracts Notice on or before the expiration of the Inspection Period, there shall be no Terminated Contracts and Purchaser shall assume all Service Contracts at the Closing.

(b) All information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of Purchaser’s review, including, without limitation, any environmental assessment or audit, if any (collectively, the “Reports”) shall, prior to the Closing Date, be treated as confidential information by Purchaser and Purchaser shall instruct all of its employees, agents, representatives, contractors, equity investors and lenders (collectively, “Purchaser Representatives”) as to the confidentiality of all such information. In the event that this transaction is not closed for any reason, then Purchaser shall maintain the confidentiality of such information, and shall require Purchaser Representatives not to disclose any such information to any other party. Purchaser hereby agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this paragraph by Purchaser or Purchaser Representatives and that the Seller shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to the Seller at law or in equity. Purchaser hereby agrees to indemnify, defend, and hold harmless the Seller and Seller Related Parties (as hereinafter defined) from and against any losses, claims, damages or liabilities arising out of a breach of this paragraph by Purchaser or Purchaser Representatives and to reimburse each Seller Related Party for all costs and expenses (including counsel fees) incurred in connection therewith. This indemnity agreement shall be in addition to any other liabilities that Purchaser or Purchaser Representatives may have to any Seller Related Party.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing contained in this Section 3.2(b) or elsewhere in this Agreement shall impair Purchaser’s

(or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

(c) Except as may be specifically provided elsewhere in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or audits or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s Possession (as used in this Agreement, the term “Seller’s Possession” or “possession of Seller” or words of similar import shall mean and include documents maintained at Seller’s files located at the Property or with Seller’s managing agent for the Property)). It is the parties’ express understanding and agreement that, except as may be specifically provided elsewhere in this Agreement, such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except for Seller’s representations and warranties, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to the Surviving Obligations, Purchaser hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future that Purchaser may have relating to (i) the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, including but not limited to mold, or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement, as applicable. Notwithstanding anything stated to the contrary in this Section 3.2(c), the foregoing release shall not apply to (i) any damages, claims, liabilities or obligations arising out of or in connection with a breach of any covenant, representation or warranty of Seller set forth in this Agreement or any of the documents executed in connection with this Agreement or (ii) Seller’s fraud. Additionally, Purchaser may interplead Seller in connection with third party claims or actions asserted against Purchaser with respect to actions or occurrences arising prior to Closing.

(d) Purchaser shall restore the Property to its condition existing immediately prior to Purchaser’s inspection, testing, investigation and survey thereof. Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, testing, investigation or survey, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors and Purchaser shall promptly satisfy any lien which may arise or be filed against Seller or the Property in connection with any such inspection, testing, investigation or survey. Purchaser shall indemnify, defend and hold harmless Seller and its agents, employees, officers, directors, affiliates, advisors and asset managers from any loss, liability or damage resulting from any such inspection, testing, investigation, survey or lien filed against Seller or the Property in connection therewith. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable. Notwithstanding anything to the contrary in this Section 3.2(d), the indemnification contained herein shall not apply to (i) any loss arising from Seller’s own gross negligence or willful misconduct or (ii) Purchaser’s mere discovery of existing conditions on the Property without exasperating such condition.

3.3 Title and Survey.

(a) Within five (5) days from the Effective Date, Purchaser shall order an owner’s title insurance report from the Title Company. Purchaser shall send a copy of the title insurance report (the “Title Commitment”) and legible copies of any covenants, easements and other items listed as title exceptions therein to Seller. Seller shall deliver to Purchaser a copy of the survey, and Purchaser at Purchaser’s option, and at Purchaser’s cost and expense may obtain an update of such survey (the “Survey”). In the event (i) the Survey obtained by Purchaser shows any matter affecting the Property that is unacceptable to Purchaser, other than the state of facts shown on a survey dated November 15, 2005 prepared by Hayden Frye and Associates, Inc. Land Surveyors or (ii) any exceptions, other than matters shown on Schedule 2, appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall by 5 p.m. New York time no later than five (5) business days prior to the expiration of the Inspection Period (time being of the essence) (the “Title Approval Period”), notify Seller in writing of such facts, the reasons therefor and the curative steps that would remove the basis for Purchaser’s objection (“Purchaser’s Title Objections”). Upon the expiration of the Title Approval Period, except for Purchaser’s Title Objections, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown or addressed thereon, and all items shown or addressed in the Title Commitment (collectively, the “Approved Title Matters”).

(b) Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser’s Title Objections, but the foregoing shall not permit Seller to refuse to pay off at Closing, to the extent of the monies payable at Closing, mortgages on the Property of which Seller has actual knowledge, and pay off or bond mechanic’s liens for work requested by Seller (as opposed to tenants). Seller, however, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser’s Title Objections to Purchaser’s reasonable satisfaction prior to the Closing Date or within such additional period of time (up to thirty (30) days in the aggregate thereafter), for which Seller shall have the right to adjourn the Closing. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Purchaser’s Title Objections to the reasonable satisfaction of Purchaser, Seller shall provide written notice to Purchaser of those objections Seller will not attempt or be able to cure (“Seller’s Notice”). Thereafter, Purchaser shall have the option (as its sole and exclusive remedy) to (x) terminate this Agreement by delivering written notice thereof to Seller by the earlier to occur of (i) the Closing Date (as the same may be adjourned as provided in this Agreement) or (ii) five (5) business days after Seller’s Notice, time being of the essence to the giving of Purchaser’s notice or (y) proceed to Closing without adjustment to the Purchase Price. If Purchaser shall duly give such termination notice, then this Agreement shall thereupon terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit, and neither party shall have any obligation hereunder other than the Surviving Obligations. Notwithstanding anything to the contrary contained in this Section 3.3 or elsewhere in this Agreement, Purchaser disapproves all monetary and financing liens and encumbrances (other than liens for non-delinquent real property taxes). Seller covenants to cause all such liens to be eliminated at Seller’s sole cost and expense (including all pre-payment penalties and charges) prior to or concurrently with the Closing.

(c) The term “Permitted Encumbrances” as used herein includes: (i) all of the Approved Title Matters, (ii) matters shown on Schedule 2, (iii) any Purchaser’s Title Objection that remains uncured, for whatever reason, at the earlier to occur of (A) Closing (as the same may be adjourned as provided in this Agreement) or (B) five (5) business days after Seller’s provision of the Seller’s Notice, (iv) the rights and interests of parties claiming under the Leases as tenants only, with no right to purchase all or portions of the Property, and (v) liens for real property taxes, assessments, and water and sewer meter charges which are not due and payable as of the Closing Date and/or which are apportioned pursuant to this Agreement.

(d) Purchaser may, at or prior to Closing, notify Seller in writing of any objection to title (i) raised by the Title Company between the expiration of the Title Approval Period and the Closing and (ii) not disclosed by the Title Company or otherwise known to Purchaser prior to the expiration of the Title Approval Period; provided that Purchaser must notify Seller of such new objection to title within two (2) business days of being made aware of the existence of such matter. If Purchaser sends such notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser’s Title Objections under Sections 3.3(b) and (c) hereof.

(e) On the Closing Date, Purchaser, at Purchaser’s sole cost and expense, shall cause the Title Company to issue a Title Policy (the “Title Policy”) for the Property. For purposes of this Agreement, the term Title Policy shall mean an ALTA Owner’s Policy of Title Insurance, issued by the Title Company as of the date and time of the recording of the deed, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, containing such title endorsements as may be requested by Purchaser and subject only to the Approved Title Matters for the Property.

3.4 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is a limited liability company, duly formed and in good standing under the laws of the State of Delaware and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate, partnership, limited liability or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement;

(b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound;

(c) Purchaser has the financial resources to timely consummate the purchase and sale transaction contemplated by this Agreement;

(d) Purchaser and all beneficial owners of Purchaser, are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (as hereinafter defined), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto; and

(e) Neither Purchaser nor, to the best of Purchaser’s knowledge, any of the beneficial owners of Purchaser:

(1)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2)	has been indicted or arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

(3)	has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(4)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(5)	shall transfer or permit the transfer of any interest in Purchaser or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or

(6)	shall assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal activities.

If Purchaser becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering (each, a “Purchaser Triggering Event”), Purchaser shall immediately notify Seller, but in no event later than five (5) business days after the occurrence of the Purchaser Triggering Event. In the event of a Purchaser Triggering Event, Seller may terminate this Agreement upon written notice to Purchaser, whereupon the Deposit, subject to compliance with applicable governmental regulations, shall be returned to Purchaser, and neither party shall have any further obligation hereunder except for the Surviving Obligations; provided, however, if a Purchaser Trigger Event occurs and Seller is not notified of such Purchaser Trigger Event until after it has committed to purchase securities in order to defease the existing loan secured by the Property, Purchaser shall be responsible for all of Seller’s costs related to the unwinding of such defeasance up to the amount of the Deposit. At Seller’s option, Purchaser shall have ten (10) business days after receipt of Seller’s notice to remove such party from any interest in Purchaser.

The Purchaser’s representations and warranties set forth in this Section 3.4 shall survive the Closing or termination of this Agreement for a period of one hundred eighty (180) days. As a condition precedent to Seller’s obligation to close the purchase and sale transaction contemplated in this Agreement, Purchaser’s representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date. Prior to the Closing Date, Purchaser shall notify Seller in writing of any facts, conditions or circumstances of which Purchaser has knowledge which render any of the representations and warranties set forth in this Section 3.4 in any way inaccurate, incomplete, incorrect or misleading.

3.5 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Seller is a limited liability company, duly formed and in good standing under the laws of the State of Virginia and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Seller has obtained all necessary corporate, partnership, limited liability or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Seller to this Agreement;

(b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which

Seller, or any shareholder, partner or related entity or affiliate of Seller, is a party or by which Seller, any shareholder, partner or related entity or affiliate of Seller, or any of Seller’s assets is bound;

(c) to Seller’s knowledge, the Rent Roll delivered to Purchaser in accordance with Schedule 1 is accurate in all material respects as of the date thereon;

(d) to Seller’s knowledge, except as set forth on Schedule 3, there are no agreements with brokers providing for payment after the Closing by Seller of leasing commissions or fees with respect to procuring tenants for the Property;

(e) to Seller’s knowledge, Seller has not received written notice of any (i) pending claims, suits, actions or arbitrations, or any regulatory, legal, or other proceedings or investigations affecting the Property or Seller’s rights and obligations under this Agreement, or (ii) any contemplated condemnation, eminent domain, or similar proceedings, for the Property;

(f) to Seller’s knowledge, Seller has not received any written notice of any violation of any laws, ordinances, rules or administrative or judicial orders affecting or regarding the Property which remain effective;

(g) to Seller’s knowledge, the Service Contracts listed on Exhibit G attached hereto are all of the service contracts affecting the Property and, except for the Service Contracts, if any, Purchaser elects to assume pursuant to the provisions of Section 3.2(a) hereof, there shall not be any Service Contracts or contracts or agreements of any type pertaining to the Property, the obligation or liability for which Purchaser or the Property could be liable after the Closing; and

(h) Neither Seller nor, to the best of Seller’s knowledge, any of the beneficial owners of Seller:

(1)	is listed on the Lists;

(2)	has been indicted or arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

(3)	has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(4)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(5)	shall transfer or permit the transfer of any interest in Purchaser or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or

(6)	shall assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal activities.

If Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering (each, a “Seller Triggering Event”), Seller shall immediately notify Purchaser, but in no event later than five (5) business days after the occurrence of the Seller Triggering Event. In the event of a Seller Triggering Event, Purchaser may terminate this Agreement upon written notice to Seller, whereupon the Deposit, shall be returned to Purchaser, and neither party shall have any further obligation hereunder. At Purchaser’s option, Seller shall have ten (10) business days after receipt of Purchaser’s notice to remove such party from any interest in Seller.

The Seller’s representations and warranties set forth in Section 3.5 shall survive the Closing for a period of one hundred eighty (180) days. If any Leases which have been exhibited to Purchaser or its representatives contain provisions that are inconsistent with the representations set forth in Section 3.5(c) and (d) above, after the Closing, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases. As a condition precedent to Purchaser’s obligation to close the purchase and sale transaction contemplated in this Agreement, Seller’s representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date, unless such representations and warranties have changed by reason of facts or circumstances which pursuant to the terms of this Agreement are expressly permitted to have occurred (e.g., the Seller entering into a new Service Contract in accordance with this Agreement, Seller terminating or entering into a new Lease in accordance with this Agreement, tenant defaults, vacancies, etc.) Prior to the Closing Date, Seller shall notify Purchaser in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 3.5 in any way inaccurate, incomplete, incorrect or misleading. The parties agree that if on or prior to Closing Purchaser becomes actually aware (either by way of Seller’s notice or otherwise) that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, and whether or not Purchaser elects to close the transaction (as opposed to terminating this Agreement), Purchaser shall have no claim against Seller in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties (as hereinafter defined) for any redress or relief thereof. The Purchaser may not assert a claim against the Seller and/or Seller Related Parties if at the time of the Closing the Purchaser had knowledge of such breach and nonetheless proceeded with the Closing. Purchaser and Seller agree that if subsequent to the Closing Purchaser first becomes aware that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, Purchaser shall have no claim against Seller and/or Seller Related Parties in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties for any redress or relief thereof unless (i) a claim is made by Purchaser against Seller for breach of such representation or warranty before the expiration of the survival period and (ii) Purchaser’s damages as a result of such breach are reasonably estimated to aggregate at least $40,000. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of the representations and warranties herein shall not exceed $500,000, except for a breach by Seller of the representation and warranty set forth in Section 3.5(d) or in Section 11.2 which shall not be so limited. Purchaser and Seller agree that the words “Seller’s knowledge” and words of similar import shall mean the actual knowledge of Christian Clifford (the asset manager) without any independent investigation on his/her part to determine the existence or absence of such facts. This paragraph shall survive Closing.

3.6 Tenant Estoppel Certificates.

(a) Seller agrees subsequent to the expiration of the Inspection Period to deliver to all tenants of the Property a request for an estoppel certificate in the form of Exhibit F attached hereto, provided that such estoppel for any General Services Administration (“GSA”) tenant may be a “lease status statement” in the form currently utilized by the GSA. The parties agree that, subject to the provisions of subparagraph (b) below, it shall be a condition to Purchaser’s obligation to close title under this Agreement that an estoppel certificate either substantially in the form of Exhibit F or in the form required by a tenant’s Lease (a “Tenant Estoppel”), dated not earlier than forty-five (45) days prior to the initially scheduled Closing Date be delivered to Purchaser, from tenants occupying in the aggregate not less than eighty percent (80%) of the occupied space in the Property, including (i) Northrop Grumman (both leases), and (ii) Patten, Wornom, Hatten, & Diamonstein (the “Major Tenants”), no later than three (3) business days before Closing. Such Tenant Estoppels shall not disclose the existence of any default under the Leases referenced therein and shall contain information that is consistent with and confirms (i) the terms of the Leases, and (ii) the information contained in the Rent Roll delivered by Seller to Purchaser. Seller agrees to use good faith efforts to obtain such Tenant Estoppels, provided however, Seller shall not be obligated to expend any funds in order to do so.

Seller agrees that upon the request of Purchaser following the expiration of the Inspection Period, Seller shall deliver to the tenants under the Leases the form of subordination, non-disturbance and attornment agreement required by Purchaser’s lender (“SNDAs”) and shall request that the tenants execute and return the SNDAs prior to Closing; provided, however, that it shall not be a condition to Closing that Seller deliver to Purchaser the executed SNDAs and Seller’s failure to deliver the executed SNDAs to Purchaser shall not constitute a default by Seller under this Agreement.

(b) The parties agree that any Tenant Estoppel containing non-material exceptions, qualifications or modifications and otherwise complying with the requirements of Section 3.6(a) shall be deemed to be an acceptable estoppel certificate for purposes of this Section 3.6. In the event a Tenant Estoppel contains a material exception or qualification or alleges a material default by Seller (a “Material Default”), Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by delivering notice thereof in writing to Seller no later than three (3) business days prior to the Closing Date (the “Estoppel Termination Notice”), time being of the essence as to the giving of such notice. If Purchaser shall timely give the Estoppel Termination Notice, then this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit, and neither party shall have any obligation hereunder other than the Surviving Obligations. If Purchaser shall not have given timely the Estoppel Termination Notice, time being of the essence as to the giving of such notice, Purchaser shall be deemed for all purposes to be satisfied with the form and substance of each Tenant Estoppel and shall have no further right to object thereto or to terminate this Agreement based on the response or lack thereof with respect to the Tenant Estoppels.

SECTION 4.

ACCEPTANCE OF PROPERTY

4.1 “As Is”. Purchaser agrees that, prior to the end of the Inspection Period, Purchaser or its duly authorized agent will have examined and investigated to Purchaser’s full satisfaction the physical, economic and legal condition of the Property, and made all other inquiries Purchaser deemed necessary in connection with the transaction herein contemplated. Purchaser is satisfied to purchase the Property in its “as is” condition as of the Effective Date, reasonable wear and tear from the Effective Date excepted. Any information, data, schedules, photographs, surveys, set-ups, representations or other materials furnished to or obtained by Purchaser were for preliminary purposes only and are superseded by this Agreement. Except as expressly set forth in this Agreement, Purchaser has not relied thereon in executing this Agreement. Except as expressly set forth in this Agreement, no representations, warranties or agreements of any kind whatsoever have been made by Seller in regard to the physical or operating condition of the Property, the condition of Seller’s title thereto, freedom from defects, latent or patent, the income or profit to be derived from the Property, the expenses of operation and maintenance thereof, the present or prospective rental income therefrom, or any other matter or thing affecting or relating to the whole or any part of the Property, and no representation, covenant or warranty shall survive the Closing, other than the Surviving Obligations. In arriving at its decision to purchase the Property, Purchaser did not rely upon any statements by Seller, Seller’s agents or employees or anyone else acting or purporting to act on Seller’s behalf, except as expressly set forth in this Agreement.

4.2 Except as expressly set forth in this Agreement, Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Except as expressly set forth in this Agreement to the contrary, Purchaser releases Seller, any person, entity or party related to or affiliated with Seller (the “Seller Related Parties”) and their respective successors and assigns from and against any and all claims which Purchaser or any person, entity or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Property, including the documents and information referred to herein, the leases and the tenants thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions. including but not limited to mold, and, except as expressly set forth in this Agreement to the contrary, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 4.2 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order. Notwithstanding anything stated to the contrary in this Section 4.2, the foregoing release shall not apply to (i) any damages, claims, liabilities or obligations arising out of or in connection with a breach of any covenant, representation or warranty of Seller set forth in this Agreement or any of the documents executed in connection with this Agreement or (ii) Seller’s fraud. Additionally, Purchaser may interplead the Seller in connection with third party claims or actions asserted against Purchaser with respect to actions or occurrences arising prior to Closing.

SECTION 5.

CLOSING

5.1 Closing. The closing of the purchase and sale transaction contemplated herein (the “Closing) shall take place through an escrow established with the Title Company on any date selected by Seller from October 15, 2007, to December 15, 2007, inclusive of such dates, provided that Seller gives Purchaser not less than seven (7) business days prior written notice of such date.

5.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject to the Permitted Encumbrances.

5.3 Proration. All rents, other amounts payable by the tenants under the Leases, utilities, water and sewer meter charges and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate taxes and other assessments with respect to the Property for the tax year in which the Closing occurs, shall be prorated as of 11:59 p.m. New York time on the day before the Closing Date with Purchaser receiving the benefits and burdens of ownership on the Closing Date (based on the periods to which they relate and are applicable, and regardless of when payable), provided however, if the funds representing the balance of the Purchase Price have not been received by Escrow Agent by 2:00 p.m. New York time on the Closing Date, all prorations shall be recalculated as of the next business day.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid through the month in which the Closing occurs (it being agreed that Seller is entitled to all arrears in rent and other amounts payable by Tenants under the Leases), the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Subsequent to the Closing, if any rents, other amounts and other income are actually received by Purchaser from the tenants owing such amounts for the period prior to Closing, all such amounts shall be applied first to the month in which the Closing occurs, then to rents due to Purchaser which are due, and the balance, up to the amount owed Seller from such Tenant, shall be immediately paid by Purchaser to Seller. Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller by billing tenants for such past due amounts; however, Purchaser shall not be required to expend any substantial funds or institute any litigation in its collection efforts. Nothing in this Agreement shall restrict

Seller’s right to collect delinquent rents directly from a tenant by any legal means, and Seller shall be entitled to keep any such rents or other damages so collected except that Seller shall not pursue tenants for any pass due rents prior to the expiration of the six month period following the Closing and Seller may not pursue any legal action against any such tenants to terminate their lease or to terminate their right to possession of their leased premises. At Closing, prepaid rents and refundable security deposits owing under any Leases (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease) shall, at Seller’s sole option, either be (i) transferred to Purchaser at Closing and not subject to adjustment, or (ii) adjusted by way of a credit in favor of Purchaser. With respect to any security deposit which is evidenced by a letter of credit, Seller shall (i) deliver to Purchaser at Closing such original letter of credit, and (ii) execute and deliver at Closing such other instruments as the issuer of such letter of credit shall reasonably require in order to cause the named beneficiary under such letter of credit to be changed to Purchaser.

(b) (1) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes and assessments shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, with a further reconciliation to be made when the final rate or valuation rate is received.

(2) If any certiorari or other proceedings for the reduction of real estate taxes are pending at the Closing Date with respect to the tax year in which the Closing occurs or any tax year prior thereto, Seller shall continue the prosecution of such action. Any tax refund resulting from such proceeding, net of Seller’s costs of prosecuting the same, and after deducting any refunds required to be made to tenants pursuant to Leases, shall be apportioned between Seller and Purchaser in the same proportion that real estate taxes for such tax year are apportioned.

(c) If the Closing shall occur before the actual amount of utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities, water or sewer meter charges or other operating expenses shall be upon the basis of an estimate by Seller of such utilities, water or sewer meter charges or other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities, water or sewer meter charges or other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(d) If Leases contain obligations (“ Lease Obligations”) on the part of the tenants for: (i) CPI or similar adjustments, (ii) percentage rents, (iii) escalation payments for taxes, labor or operations, and/or (iv) other expenses including, without limitation, common area maintenance or any other operating cost pass-throughs or retroactive charges payable by tenants which have accrued as of the Closing Date but are not then due and payable, the amount of such Lease Obligations shall be prorated as of the Closing Date and paid and adjusted between Seller and Purchaser when the actual amount of such Lease Obligations with respect to the Property is determined and such Lease Obligations have been received by Purchaser from such tenant or tenants.

(e) Reletting Expenses shall be prorated as of the Closing Date in accordance with Section 8.2 hereof.

(f) Purchaser shall be credited at Closing for the amount of all unsatisfied costs and expenses which were incurred, or are to be incurred, in connection with any and all Leases executed, modified or extended by Seller prior to the Effective Date, including, without limitation, all costs and expenses for tenant-improvements (either completed or to be completed) and brokerage commissions (collectively, “Pre-Closing Leasing Costs”). Seller shall remain responsible for satisfying any Pre-Closing Leasing Costs which were not credited (but were suppose to be credited) to Purchaser at Closing.

(g) Purchaser shall be credited at Closing for the amount of all amounts which are unsatisfied amounts for all capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed) (“Pre-Closing Capital Costs”). Seller shall remain responsible for satisfying any Pre-Closing Capital Costs which were not credited (but were suppose to be credited) to Purchaser at Closing.

The agreements of Seller and Purchaser set forth in this Section 5.3 shall survive the Closing. All prorations shall be completed and finalized no later than twelve (12) months following the Closing Date.

5.4 Closing Costs. Purchaser shall pay, on the Closing Date, the title insurance premium for the owner’s policy, Purchaser’s Lender’s policies, and any endorsements thereto, all charges incurred in connection with updating the existing survey, all recording and filing charges and fees to record the documents evidencing the conveyance of the Property, and all other costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a purchaser in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company). Seller shall pay, on the Closing Date, the cost of the grantor’s tax, the brokerage commission payable to Seller’s broker, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a seller in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company). Notwithstanding the foregoing, each party shall pay its own attorneys’ fees and the fees of any accountants and/or advisors incurred in connection with the transaction contemplated in this Agreement.

5.5 Seller’s Obligations at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(b) Deed. A duly executed and acknowledged deed conveying to Purchaser the Land and Improvements subject only to the Permitted Encumbrances, in the form of Exhibit B attached hereto, sufficient to enable the Title Company to issue the Title Policy at Purchaser’s expense, insuring fee simple title to the Land and Improvements, subject only to the Permitted Encumbrances. Seller agrees to execute and deliver to the Title Company such customary certifications as are required by the Title Company in connection with the deletion or insurance over the standard printed exceptions for mechanic’s liens, broker liens, judgments against similarly named parties, rights of tenants as tenants only, and in order to issue the Title Policy. Purchaser shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Purchaser may reasonably require, provided that (i) such endorsements shall be issued at no cost to, and shall not impose any additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request.

(c) Assignment. A duly executed and acknowledged counterpart Assignment and Assumption of Service Agreements, Warranties and Leases in the form attached to this Agreement as Exhibit C (the “Assignment”), and a Bill of Sale in the form attached hereto as Exhibit C-1 (the “Bill of Sale”).

(d) FIRPTA Affidavit. A duly executed affidavit of Seller in form attached hereto as Exhibit D certifying that Seller is not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the state in which the Property is located.

(e) Tenant Notices. Duly executed notice to tenants or lessees under the Leases in form attached hereto as Exhibit E.

(f) Original Documents. The originals of all Leases and Service Contracts in Seller’s Possession.

(g) Transfer Tax Forms. All transfer tax and other similar tax returns which Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, and if Seller is responsible for payment of such taxes in accordance with this Agreement, checks made payable to the appropriate governmental authority in the required amounts (unless Seller authorizes the Title Company to deduct and pay such expenses out of monies payable to Seller).

(h) Rent Roll. An updated Rent Roll for the Property.

(i) Escrow Direction. A confirmation to Escrow Agent confirming the prorations and the Closing and directing that the Deposit and Purchase Price is to be delivered to Seller (the “Escrow Direction”).

(j) Records and Files. Records and files which are in Seller’s Possession relating to the current operation and maintenance of the Property, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Property. The parties agree to cooperate so that, to the extent practical, deliveries of background records at or prior to the Closing which Purchaser desires to have delivered to it will be identified to the satisfaction of the parties at the Closing without actual delivery at Closing, provided satisfactory arrangements for post-closing delivery are made.

(k) Closing Certificate. A certificate executed by Seller certifying that all representations and warranties of Seller set forth in this Agreement continue to be true, correct and complete in all material respects.

5.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) Purchase Price. Provided all conditions precedent to Purchaser’s obligations under this Agreement have been satisfied, the balance of the Purchase Price, plus or minus other adjustments required under this Agreement, by wire transfer of immediately available funds to Seller.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

(c) Assignment. A duly executed and acknowledged counterpart Assignment.

(d) Escrow Direction. A duly executed counterpart of the Escrow Direction.

(e) Transfer Tax Forms. Duly executed and acknowledged transfer tax forms described in Section 5.5(g).

5.7 Property Management and Leasing Agency Agreement. At Closing, Seller will terminate its management agreement and its leasing agency agreement for the Property.

SECTION 6.

RISK OF LOSS

6.1 Condemnation. If, prior to Closing, (i) the whole or any part of the Property or any interest in the Property is taken by condemnation or right of eminent domain and (ii) such taking by condemnation or right of eminent domain is Material (defined below), then Purchaser may either at or prior to Closing (a) terminate this Agreement, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any rights or obligations under this Agreement, other than the Surviving Obligations or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. For purposes of this Section 6.1, a taking is “Material” if it (A) results in the taking of any part of the Property with a fair market value of $900,000 or more, (B) results in the loss of any parking spaces which causes the Property not to comply with applicable zoning ordinances or results in a permanent loss of any means of vehicular access to the Property, (C) results in the Property violating any laws or failing to comply with zoning regulations affecting the Property or any covenants, conditions or restrictions affecting the Property, or (D) entitles any tenant to terminate their Lease or abate rent for more than sixty (60) days.

6.2 Casualty. Except as otherwise provided in this Agreement, Seller assumes all risks for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If before the Closing, the Property, or any part thereof, suffers any damage from fire or other casualty, Seller will notify Purchaser of such fact (the “Seller’s Casualty Notice”), and, if such damage is “Material” Purchaser may terminate this Agreement by notice to Seller given within ten (10) days following Seller’s Casualty Notice to Purchaser, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any rights or obligations under this Agreement, other than the Surviving Obligations. For purposes of this Section 6.2, damage shall be considered “Material” if it (A) in Seller’s reasonable estimate, will require in excess of $900,000 to repair and restore and Seller, at its sole option, does not elect to repair and restore the same prior to Closing, (B) causes access to or parking on the Property to be adversely affected, (C) results in the Property violating any laws or failing to comply with zoning regulations or any covenants, conditions or restrictions affecting the Property, or (D) entitles any tenant to terminate their Lease or abate rent for more than sixty (60) days. If neither party terminates this Agreement, it shall remain in full force and effect, Purchaser agrees that it will consummate the Closing and accept the assignment of Seller’s right, title and interest in and to the net proceeds (or rights under the policy) of any insurance covering such damage, including any rent loss insurance for the period after the Closing (less an amount equal to any expenses and costs incurred by Seller to collect or adjust such insurance or to secure the Improvements or initiate repairs or restoration of the Property, and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date shall be payable to Seller (collectively, “Seller Expenses”), to the extent the amount of such net proceeds does not exceed the Purchase Price, plus an amount equal to Seller’s deductible under its insurance policy applicable to such casualty, plus the amount of any uninsured loss and there shall be no other reduction in the Purchase Price or obligation of Seller to complete restoration. If prior to the Closing, the Property, or any part thereof, suffers any damage which is not Material, Purchaser agrees that it will consummate the Closing and accept the assignment of the net proceeds (or rights under the policy) of any insurance covering such damage, including any rent loss insurance for the period after the Closing (less Seller Expenses), to the extent the amount of such net proceeds does not exceed the Purchase Price, plus an amount equal to Seller’s deductible under its insurance policy applicable to such casualty, plus the amount of any uninsured loss and there shall be no other reduction in the Purchase Price or obligation of Seller to complete restoration. Seller agrees that from and after the date hereof and until the Closing Seller shall carry all insurance coverage which it presently carries on the Property. Seller’s existing liability and property insurance pertaining to the Property shall be canceled as of the Closing Date, and Seller shall be entitled to receive any premium refund due thereon.

6.3 Uniform Vendor and Purchaser Risk Act. Purchaser and Seller each hereby waives the Uniform Vendor and Purchaser Risk Act and agree that the provisions of this Section 6 shall govern the respective rights and obligations of Purchaser and Seller with respect to the subject matter of this Section 6.

SECTION 7.

DEFAULT

7.1 Breach by Seller. In the event that Seller shall fail to close this transaction because of Seller’s default in the performance of Seller’s obligations under this Agreement, Purchaser, as Purchaser’s sole and exclusive right and remedy, shall either: (1) terminate this Agreement and receive a refund of the Deposit and, if such default is willful or intentional, Purchaser’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses), as supported by reasonable documentation, not to exceed Fifty Thousand Dollars ($50,000) in the aggregate, or (2) pursue the remedy of specific performance of Seller’s obligations under this Agreement, provided that (i) any such suit for specific performance must be filed within thirty (30) days after the scheduled Closing Date, (ii) Purchaser is not in breach or default in the performance of its obligations under this Agreement, and (iii) Purchaser has tendered the Purchase Price, less Purchaser’s good faith reasonable estimate of proration credits that would be credited against the Purchase Price, to the Seller in immediately available funds.

7.2 Breach by Purchaser. In the event that Purchaser fails to consummate the transaction contemplated by this Agreement because of Purchaser’s default in the performance of Purchaser’s obligations under this Agreement, this Agreement shall terminate and Seller shall receive and retain the Deposit as liquidated damages (and not as a penalty or forfeiture) and as Seller’s sole and exclusive remedy and relief hereunder (except for the Surviving Obligations). Seller and Purchaser acknowledge that the actual damages to Seller which would result from such failure would be extremely difficult to calculate or establish on the date hereof. In addition, Purchaser desires to have a limitation put upon its potential liability to Seller in the event of such failure by Purchaser. Seller and Purchaser specifically acknowledge and agree, after negotiation between Seller and Purchaser, that the amount of the Deposit constitutes reasonable compensation to Seller for such failure by Purchaser and shall be disbursed to and retained by Seller as liquidated damages in the event of such failure by Purchaser. None of the provisions of this Section 7.2 shall limit, impair or affect any of Purchaser’s indemnities of Seller or other Surviving Obligations as provided for elsewhere in this Agreement.

SECTION 8.

FUTURE OPERATIONS

8.1 Maintenance and Contracts. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a) Seller shall maintain the Land and the Improvements in substantially its current condition (normal wear and tear and damage by casualty excepted); shall maintain existing insurance coverage in full force and effect; and shall operate and maintain the Land and the Improvements in the ordinary course of Seller’s business; provided, however, that if Seller believes that a capital replacement or improvement to the Improvements is necessary, then Seller shall notify Purchaser, in writing, of the nature and cost of such capital replacement or improvement. If Purchaser approves such capital replacement or improvement and the cost of the same, then Seller shall cause such capital replacement or improvement to be performed and the cost incurred by Seller (to the extent approved by Purchaser) in connection therewith shall be credited to Seller by Purchaser at Closing; and

(b) Seller will perform all of Seller’s material obligations under the Contracts. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Contract which cannot be canceled upon thirty (30) days prior written notice.

8.2 Leasing.

(a) Between the expiration of the Inspection Period and Closing, Seller shall not, without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion: (a) amend, renew, or extend any Lease in any respect, unless required by law or the terms of the existing lease; (b) enter into a new lease; or (c) terminate any lease or tenancy. Before the expiration of the Inspection Period, Seller shall not permit occupancy of, or enter into any new Lease for, space in the Property which is presently vacant or which may hereafter become vacant without first giving Purchaser written notice of the identity of the proposed tenant, together with (a) a copy of the proposed Lease and a summary of the terms thereof in reasonable detail and (b) a statement of the amount of the brokerage commission, if any, and other leasing costs, if any (hereinafter referred to as the “Reletting Expenses”), payable in connection therewith and the terms of payment thereof. If Purchaser approves such proposed Lease, which approval may be withheld in Purchaser’s reasonable discretion, Purchaser shall so notify Seller within four (4) business days after receipt of Seller’s notice if such notice was personally delivered to Purchaser, or within seven (7) business days after the mailing of such notice by Seller to Purchaser, in which case Seller may enter into the proposed Lease on the terms disclosed to Purchaser, and the Reletting Expenses (as hereinafter defined) shall be prorated in each case over the term of the lease and apportioned as of the Closing and credited in favor of Seller at Closing.

(b) If any space is vacant at the time of Closing, Purchaser shall accept the Property subject to such vacancy. From and after the expiration of the Inspection Period, Seller shall not grant any concessions or rent abatements for any period following the Closing without Purchaser’s prior written consent, which consent may be withheld by Purchaser in its sole discretion. Seller does not warrant that any particular Lease or tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. Except as expressly provided in this Agreement, the termination of any Lease or tenancy prior to the Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

(c) Nothing to the contrary in this Agreement withstanding, it shall be a condition to Purchaser’s obligation to close under this Agreement that Seller shall have paid, or credited to Purchaser at Closing, the tenant improvement and leasing commission costs incurred in connection with the renewal of leases for Adecco USA and Chandler Management. Purchaser shall pay leasing commission costs incurred in connection with the execution of the lease for Verizon, in the event such lease is executed prior to the Closing and the amount of such leasing commission costs are disclosed to Purchaser prior to the expiration of the Inspection Date. The parties hereby acknowledge that no adjustment to the Purchase Price shall be made in connection with either party’s obligations under this Section 8.2(c). Purchaser further acknowledges that the execution or non-execution of the Verizon lease is not a condition precedent to Purchaser’s obligation to close the purchase and sale transaction contemplated in this Agreement, and that the execution or non-execution of such lease shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

8.3 From and after the Effective Date, Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Purchaser at Closing).

8.4 From and after the Effective Date, Seller shall not market, solicit, negotiate, or enter into any agreement with any party other than Purchaser for the sale or transfer of any interest in the Property.

8.5 Seller shall promptly deliver to Purchaser any notices it may hereafter receive from time to time that, if not delivered to Purchaser, would cause the representations and warranties set forth in Section 3.5 herein to be untrue if made after Seller’s receipt of any such notices.

SECTION 9.

CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE.

9.1 Purchaser’s obligation to purchase the Property is subject to the satisfaction or written waiver of all the conditions described below (which are for Purchaser’s benefit), within the time periods specified, or if no time is specified, by the Closing Date.

(a) Tenant Estoppel Certificates. No less than three (3) business days prior to the Closing Date, Seller shall have delivered or caused to be delivered to Purchaser, with respect to the Real Property, Tenant Estoppel’s satisfying the requirements set forth in Section 3.6 herein.

(b) Issuance of Title Policy. The Title Company shall have irrevocably committed to issue the Title Policy upon Closing.

(c) Validity of Representations and Warranties. All representations and warranties by Seller in this Agreement shall be true and correct in all material respects as of the Closing.

(d) Performance of Covenants. Seller shall have duly performed all covenants and agreements to be performed by Seller under this Agreement, including, without limitation, the timely delivery of all documents and instruments as required by Section 5.5 herein.

SECTION 10.

CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE.

10.1 Seller’s obligation to sell the Property is subject to the satisfaction or written waiver of all conditions set forth below (which are for Seller’s benefit) within the time periods specified, or if no time period is specified, by the Closing Date.

(a) Performance of Covenants. Purchaser shall have duly performed all covenants and agreements to be performed by Purchaser under this Agreement.

(b) Delivery of Documents. Purchaser shall have signed, acknowledged and timely delivered all monies, documents and instruments as required by this Agreement.

(c) Validity of Representations and Warranties. All representations and warranties by Purchaser in this Agreement shall be true and correct in all material respects as of Closing.

(d) Payment. Purchaser shall have deposited with Escrow Agent all monies required to be so deposited by this Agreement, including, without limitation, the Purchase Price.

SECTION 11.

MISCELLANEOUS

11.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, or United Parcel Service, addressed to such party at the address specified below; or (d) at the time of electronic confirmation of receipt after being sent by facsimile to the following numbers. For purposes of this Section 11.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	1776 Eye Street, NW, Suite 500
Washington, DC 20006
Attn: Mr. Christian H. Clifford, Director of Asset Management
Facsimile: (202) 303-3088

with a copy to:	Hunton & Williams LLP
1900 K Street, NW
Washington, DC 20006
Attn: John M. Ratino, Esq.
Facsimile: (202) 778-2201

If to Purchaser:	KBS Capital Advisors
101 Arch Street, 17th Floor
Boston, Massachusetts 02110
Attn: Mr. Chuck Lindwall
Telephone: (617) 532-6501
Facsimile: (617) 345-9200

with a copy to:	Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, CA 92614
Attn: L. Bruce Fischer, Esq.
Telephone: (949) 399-7145
Facsimile: (949) 399-7001

If to Escrow Agent:	Chicago Title Insurance Company
1129 20th Street, NW, Suite 300
Washington, DC 20036
Attn: Eric Taylor
Telephone: (202) 466-2266
Facsimile: (202) 466-5070

Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to deal directly with John Premac and George Bull at Chicago Title Insurance Company in Irvine, California with respect to all title matters. Seller acknowledges and agrees that the offices of Chicago Title Insurance Company in Washington, DC, and in Irvine shall cooperate and enter into a sharing agreement pursuant to which they shall share all title insurance premiums payable in connection with the issuance of the Title Policy.

The attorneys are authorized to give any notice specified in this Agreement on behalf of their respective clients.

11.2 Real Estate Commissions. Seller shall pay to CB Richard Ellis, Inc. of Virginia, Inc. (hereinafter called “Agent”) a commission in the amount agreed on, if and when payable in accordance with the terms of a separate agreement between Seller and Agent. Except for Agent, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s or Seller’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all demands, claims, losses, damages, liabilities, costs or expenses of any kind or character (including reasonable attorneys’ fees and charges) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, other than claims of Agent based on Agent’s agreement with the Seller. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees and expenses, arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 11.2 shall survive the Closing or any earlier termination of this Agreement.

11.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

11.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

11.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

11.6 Time of Essence. Time is of the essence of this Agreement (other than for Seller’s rights to adjourn the Closing as expressly provided in this Agreement); however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of New York, or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. As used in this Agreement, the term “business day” means every day other than Saturdays, Sundays, or other holidays on which banking institutions in New York or the State in which the Property is located are closed. Unless expressly indicated otherwise, all references to time shall be deemed to refer to Eastern time and all time periods shall expire at 5:00 p.m. Eastern time.

11.7 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign this Agreement or Purchaser’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld in its sole and absolute discretion, except that Purchaser shall have the right to assign this Agreement and its rights and obligations hereunder to an entity controlled by or under common control with Purchaser. No assignment of this Agreement or Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall at Seller’s option be null and void. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to KBS Real Estate Investment Trust, Inc. (the “REIT”) or any wholly owned direct or indirect subsidiary of the REIT.

11.8 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

11.9 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as provided herein, reasonable attorneys’ fees incurred in such suit.

11.10 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.

11.11 Exhibits. The exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

11.12 Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.13 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in the county in which the Property is located or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

11.14 Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing, and shall not survive Closing. This Section 11 shall survive Closing.

11.15 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER OR BY SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

11.16 No Personal Liability of Officers, Directors, Etc. of Seller. Purchaser acknowledges that this Agreement is entered into by a limited liability company as Seller and Purchaser agrees that no shareholder or individual officer, partner, director, trustee, asset manager, employee, member, agent or other representative of Seller shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

11.17 Choice of Law; Submission to Jurisdiction. This Agreement is made and delivered in the District of Columbia and shall be governed by, and construed and interpreted in accordance with, the law of the District of Columbia. Any legal action, suit or proceeding in connection with this Agreement or for enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the federal or state courts of the District of Columbia, and, Purchaser hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in personam, generally and unconditionally with respect to any such action, suit, or proceeding for itself and in respect of its property.

11.18 Non-Solicitation of Employees. Purchaser acknowledges and agrees that, without the express prior consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property. This Section 11.18 shall constitute a Surviving Obligation.

11.19 Access. Purchaser hereby agrees to retain all leases and lease related documents (the “Lease Documents”) with respect to the Property and in effect on or after the Seller’s acquisition of the Property; provided however, Purchaser shall have no obligation to retain any Lease Documents entered into after Closing. Purchaser shall cooperate fully, as and to the extent reasonably requested by Seller and Seller Related Parties, in delivering and/or granting access to Seller and/or Seller Related Parties of any of the Lease Documents that Seller and/or Seller Related Parties may require in connection with any accounting and/or tax audit with respect to Seller’s ownership and management of the Property. Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to retain any of the Lease Documents after the date that is five (5) years from the last day of the fiscal year to which such Lease Document relates. In addition to the foregoing, after the Closing, Purchaser agrees to allow Seller and its designated representatives, on prior notice and during business hours, access to the documents, instruments, books and records for the Property dated prior to the date of Closing (the “Records”). Seller and its designated representatives shall have the right to make copies of the Records and the Lease Documents.

SECTION 12.

ESCROW PROVISIONS

12.1 The Deposit shall be held in escrow by the Escrow Agent until the earliest of (a) the Closing, on which date the Deposit shall be released to Seller; (b) ten (10) days after the Escrow Agent shall have delivered to the non-sending party a copy of the notice sent by Seller or Purchaser stating that this Agreement has been terminated and that the party so notifying the Escrow Agent is entitled to the Deposit, following which period the Deposit shall be (i) delivered to Seller, in the case of a notice from Seller stating that Seller is entitled to the Deposit, or (ii) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled to the Deposit; provided, in each case, however, that within such ten (10) day period the Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining the release of all or any portion of the Deposit; or (c) a joint notice executed by Seller and Purchaser is received by the Escrow Agent, in which event the Escrow Agent shall release the Deposit in accordance with the instructions therein contained. The Escrow Agent shall reasonably promptly deliver a duplicate copy of any notice received by it in its capacity as Escrow Agent to Seller and Purchaser. Notwithstanding anything to the contrary set forth herein, if Purchaser advises Seller and the Escrow Agent in accordance with Section 3.1 or 3.2 that Purchaser has elected to terminate this Agreement, then Escrow Agent shall promptly return the Deposit to Purchaser.

12.2 The Deposit shall be held by the Escrow Agent in a separate interest-bearing money market or bank account. The Deposit may be invested on behalf of Seller or Purchaser; provided that any direction to the Escrow Agent for such investment shall be in writing and a completed, signed W-9 Form accompanies it. The Escrow Agent is not to be held responsible for the loss of principal or interest on any investment made pursuant to the aforesaid instruction or in the redemption thereof. If the Closing occurs, the Deposit shall be paid to Seller and applied to the Purchase Price. In the event that there is no Closing hereunder and the Deposit is to be paid to Seller pursuant to the terms of this Agreement, such payment shall be made to Seller, otherwise, the Deposit shall be paid to Purchaser.

12.3 In the event that (i) the Escrow Agent shall have received a notice containing contrary instructions or a court order as provided for in Section 12.1 hereof and within the time therein prescribed, or (ii) any other disagreement or dispute shall arise between the parties hereto resulting in adverse claims or demands being made for the Deposit, whether or not litigation has been instituted, then and in any such event the Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Deposit until the Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser directing the disposition of the Deposit, or (b) a final order of a court of competent jurisdiction, entered in a proceeding in which Seller, Purchaser and the Escrow Agent are named as parties, directing the disposition of the Deposit, in either of which events the Escrow Agent shall then dispose of the Deposit in accordance with said direction. The Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (a) or (b) above. Upon the taking by the Escrow Agent of any of the actions described in (a) and (b) above, the Escrow Agent shall be released of and from all liability hereunder. Notwithstanding the foregoing provisions of this Section 12.3, the Escrow Agent shall have the following right in the circumstances described in subdivision (i) or (ii) above: (y) if the Escrow Agent shall have received a written notice signed by either Seller or Purchaser advising that litigation between Seller and Purchaser over entitlement to the Deposit or any portion thereof has been commenced, the Escrow Agent may, on written notice to Seller and Purchaser, deposit the Deposit with the clerk of the court in which such litigation is pending, or (z) the Escrow Agent may, on written notice to Seller and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate its duties as escrow agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction and the commencement of an action in interpleader. Upon the taking by Escrow Agent of either of the actions described in (y) or (z) above, the Escrow Agent shall be released of and from all liability hereunder except for any previous willful misconduct or gross negligence.

12.4 The Escrow Agent shall not be liable for any error in judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document in good faith believed by the Escrow Agent to be genuine and is released and exculpated from all liability hereunder except as aforesaid or for willful misconduct or gross negligence. The sole responsibility of the Escrow Agent hereunder shall be to hold and release the Deposit in accordance with the provisions of this Agreement. The Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. The Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Deposit in Escrow pursuant to the provisions of this Section 12 and for no other purpose.

12.5 This Agreement when signed by Purchaser and Seller shall also constitute escrow instructions to Escrow Agent.

12.6 When both (i) this Agreement, fully signed, or in signed counterparts, and (ii) the Deposit have been delivered to Escrow Agent, Escrow shall be deemed open (“Opening of Escrow”), and Escrow Agent shall immediately notify Purchaser and Seller by telephone and in writing of the date of Opening of Escrow.

12.7 If necessary, Escrow Agent is authorized to insert the Closing Date in any blanks in the Closing documents.

12.8 When Purchaser and Seller have satisfied their respective Closing obligations under Sections 5.5 and 5.6 hereof and each of the conditions under Sections 9 and 10 hereof have either been satisfied or waived, Escrow Agent shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Purchaser’s and Seller’s Closing instructions:

(a) Prorations. Prorate and allocate all matters as described in Section 5.3 hereof;

(b) Recording. Cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Purchaser’s and Seller’s Closing instructions;

(c) Funds. Disburse funds deposited by Purchaser with Escrow Agent towards payment of all items chargeable to the account of Purchaser pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

(d) Document Delivery. Deliver originals and conformed copies of all documents to Seller and Purchaser, as appropriate; and

Title Policy. Direct the Title Company to issue the Title Policy to Purchaser.

[Remainder of Page Intentionally Left Blank.]

[Signature Page to Purchase and Sale Agreement]

SELLER:

PATRICK HENRY CORPORATE CENTER, LLC, a Virginia limited liability company

By:	Columbia Equity, LP, a Virginia limited partnership, its manager

	By:	Carr Properties OC LLC, a Delaware limited liability company its General Partner

		By:	/s/ Oliver T. Carr, III
Oliver T. Carr, III
President

PURCHASER:

KBS CAPITAL ADVISORS, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

The undersigned Escrow Agent hereby acknowledges receipt of the Deposit and a copy of this Agreement, and agrees to hold and dispose of the Deposit in accordance with the provisions of this Agreement.

ESCROW AGENT:	Chicago Title Insurance Company

	By:	/s/ Authorized Signatory
Name:
Title:

Date of Execution
	by Escrow Agent:	, 2007